Exhibit 10(a)

Agreement and Plan of Merger

By and Among

Southside Bancshares, Inc.,

Southside Merger Sub, Inc.

and

Fort Worth Bancshares, Inc.

Dated as of May 17, 2007

ARTICLE 7 – MISCELLANEOUS	33
7.1 Definitions	33
7.2 Non-Survival of Representations and Covenants	41
7.3 Expenses	41
7.4 Entire Agreement	42
7.5 Amendments	42
7.6 Waivers	42
7.7 Assignment	42
7.8 Notices	42
7.9 Governing Law	43
7.10 Counterparts	43
7.11 Captions	43
7.12 Interpretations	43
7.13 Severability	44
7.14 Waiver of Jury Trial	44

LIST OF EXHIBITS

Exhibit	Description

A	Form of Director Support Agreement

B	Form of Shareholder Support Agreement

C	Form of Retention Agreement

D	Form of Employment Agreement

AGREEMENT AND PLAN OF MERGER
Preamble

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 17, 2007, by and among Southside Bancshares, Inc., a Texas corporation (“Parent”), Southside Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent (“Merger Sub”) and Fort Worth Bancshares, Inc., a Texas corporation (the “Company”).

The Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the transactions described herein.  This Agreement provides for the acquisition of the Company by Parent pursuant to the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the directors who are not also officers has executed and delivered to Parent an agreement in substantially the form attached as Exhibit A hereto (the “Director Support Agreement”) and each of the beneficial holders of 5% or more of the outstanding shares of Company Common Stock who are not also directors has executed and delivered to Parent an agreement in substantially the form attached as Exhibit B hereto (the “Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Shareholder Support Agreement, to vote the shares of Company Common Stock held of record by such Persons or as to which they otherwise have sole voting power to approve and adopt this Agreement.

Certain terms used and not otherwise defined in this Agreement are defined in Section 7.1.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1  Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Sections 5.01 and 5.02 of the Texas Business Corporation Act (the “TBCA”) and with the effect provided in Section 5.06 of the TBCA.  The Company shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall continue to be governed by the Laws of the State of Texas and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger; provided that, by virtue of the Merger, the Company shall become a wholly owned subsidiary of Parent.

1.2  Time and Place of Closing.  Unless otherwise mutually agreed to by Parent and the Company, the closing of the Merger (the “Closing”) shall take place in the offices of Bracewell & Giuliani LLP, 1445 Ross Avenue, Suite 3800, Dallas, Texas 75202 at 10:00 a.m., Dallas time, on the date when the Effective Time is to occur (the “Closing Date”).

1.3  Effective Time.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties will cause articles of merger to be filed with the Secretary of State of the State of Texas as provided in Section 5.04 of the TBCA (the “Articles of Merger”).  The Merger shall take effect when the Articles of Merger becomes effective (the “Effective Time”).  Subject to the terms and conditions hereof, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on a mutually agreeable date following the date on which satisfaction or waiver of the conditions set forth in Article 5 has occurred (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

1.4  Conversion of Company Common Stock.

(a)           At the Effective Time, in each case subject to Section 1.4(d), by virtue of the Merger and without any action on the part of the Parties or the holder thereof, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Purchase Price.

                      (b)           At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate or electronic book-entry previously representing any such shares of Company Common Stock (the “Company Certificates”) shall thereafter represent only the right to receive the Per Share Purchase Price, and any Dissenting Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 2.3.

(c)           If, prior to the Effective Time, the issued and outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization (which the parties agree does not include Company Common Stock issued upon the exercise of Company Options and Company Warrants), then an appropriate and proportionate adjustment shall be made to the Per Share Purchase Price.

(d)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parties or their respective Subsidiaries (in each case other than shares of Company Common Stock held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (together with the Dissenting Shares, the “Excluded Shares”).

1.5  Merger Sub Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Parties of the holder thereof, each share of the common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock.

1.6  Parent Common Stock.   At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger.

1.7  Company Options and Warrants.  No later than five Business Days prior to the Effective Time, the Company shall take all actions necessary to either (a) cause each outstanding Company Option or Company Warrant to be exercised in accordance with its terms; provided, that, the exercise of Company Options or Company Warrants shall not cause an adjustment to the Per Share Purchase Price pursuant to Section 1.4(c) hereof, or (b) terminate each outstanding Company Option and Company Warrant.  Each Company Option or Company Warrant that is not exercised prior to five Business Days prior to the Effective Time shall be terminated and converted into the right to receive an amount in cash, without interest, equal to (i) the Per Share Purchase Price, minus (ii) the exercise price of such Company Option or Company Warrant (the “Option Termination Payment”).  No later than five Business Days prior to the Effective Time, the Company shall also take all actions necessary to terminate the Company Stock Plans as of no less than five Business Days prior to the Effective Time and to cause the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate and be of no further force and effect as of no less than five Business Days prior to the Effective Time.  The Company shall ensure that no later than five Business Days prior to the Effective Time no holder of any Company Option or Company Warrant or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Parties.

1.8  Organizational Documents and Directors and Officers of Surviving Corporation.

(a)           The Organizational Documents of the Company in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

(b)           The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be a director or officer or until their respective successors are duly elected and qualified, as the case may be.

1.9  Purchase Price Adjustment.  At least eight Business Days prior to the Closing Date, the Company shall deliver to Parent and Merger Sub a good faith estimate of the Company’s Net Shareholders’ Equity as of the close of business on the Measurement Date (the “Estimated Net Shareholders’ Equity”), together with supporting documentation for such estimate and any additional information relating thereto reasonably requested by Parent or Merger Sub. Parent and its accountants and advisors shall be given full access to all of the Company’s and its Subsidiaries’ books and records for purposes of evaluating the accuracy and completeness of the Estimated Net Shareholders’ Equity.  If Parent believes, in good faith, that the Estimated Net Shareholders’ Equity is in error, Parent may challenge the amount of the Estimated Net Shareholders’ Equity within four Business Days following delivery thereof by delivering a notice of disagreement to the Company.  If Parent does not timely deliver a notice of disagreement to the Company, the Per Share Purchase Price shall be based on the Estimated Net Shareholders’ Equity as delivered to Parent.  If Parent timely delivers a notice of disagreement to the Company, Parent and the Company shall use their good faith efforts to resolve any disputes with respect to the Estimated Net Shareholders’ Equity prior to the Closing Date, and the Per Share Purchase Price shall be based on the Net Shareholders’ Equity amount as mutually agreed to in writing by Parent and the Company. If Parent timely delivers a notice of disagreement to the Company but Parent and the Company are unable to resolve their dispute regarding the Estimated Net Shareholders’ Equity within ten Business Days of the delivery by Parent to the

1.10  Company of such notice of disagreement, then this Agreement shall be deemed terminated pursuant to Section 6.1(a) of this Agreement as of 11:59 p.m., Central time, on such tenth Business Day.

ARTICLE 2
DELIVERY OF MERGER CONSIDERATION

2.1  Exchange Procedures.

(a)           Delivery of Transmittal Materials.  At least 20 days prior to the Effective Time, Southside Bank (the “Exchange Agent”) shall send to each holder of record of shares of Company Common Stock (each, a “Holder”) (excluding the holders, if any, of Excluded Shares) as of that date transmittal materials for use in exchanging such holder’s Company Certificates for the Per Share Purchase Price (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of such Company Certificates (or an effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).  With respect to holders of record of shares of Company Common Stock who have not delivered the Company Certificate representing such shares by the Closing Date, the Exchange Agent shall sent to each such holder (excluding the holders, if any, of Excluded Shares) transmittal materials transmittal materials for use in exchanging such holder’s Company Certificates for the Per Share Purchase Price (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of such Company Certificates (or an effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) to the Exchange Agent).

(b)           Delivery of Merger Consideration.  After the Effective Time, following the surrender to the Exchange Agent of a Company Certificate (or an effective affidavit of loss in lieu thereof as provided in Section 2.1(e)) in accordance with the terms of a letter of transmittal duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Per Share Purchase Price in respect of each of the shares of Company Common Stock represented by his, her or its Company Certificate or Certificates (the “Merger Consideration”).  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Company Certificate so surrendered is registered, it shall be a condition to such payment that such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Company Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  Payments to holders of Dissenting Shares shall be made as required by the TBCA.

(c)           Payment of Taxes.  The Exchange Agent (or, after the agreement with the Exchange Agent is terminated, Parent) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Internal Revenue Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment.  To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(d)           Return of Merger Consideration to Parent.  At any time upon request by Parent, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger

Consideration not distributed to holders of Company Certificates that was deposited with the Exchange Agent (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Parent), and holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of a Company Certificate for Merger Consideration or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)           Lost Company Certificates.  In the event any Company Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate(s) to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against the Company or Parent with respect to such Company Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Certificates.  Prior to the Effective Time, upon receipt of notice from any of its shareholders that a Company Certificate has been lost or destroyed, and prior to issuing a new certificate, the Company shall require such shareholder to post a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against the Company or Parent with respect to such Company Certificate(s), unless Parent agrees to the waiver of the requirement that such bond be posted.

2.2  Rights of Former Company Shareholders.  At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized.  Until surrendered for exchange in accordance with the provisions of Section 2.1, each Company Certificate (other than Company Certificates representing Excluded Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor.

2.3  Dissenters’ Rights.  Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the TBCA.  Each Dissenting Shareholder shall be entitled to receive only the payment provided by Section 5.12 of the TBCA with respect to shares of Company Common Stock owned by such Dissenting Shareholder for which the Dissenting Shareholder perfected such holder’s dissenter’s rights.  The Company shall give Parent (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the TBCA.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1  Company Disclosure Letter.  Prior to the execution and delivery of this Agreement, the Company has delivered to Parent a letter (the “Company Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4.  Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify any subsections of Section 3.3 specifically referenced or cross-referenced with sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections.

3.2  Standards.

(a)           No representation or warranty of any Party hereto contained in this Article 3 (other than the representations and warranties in (i) Section 3.3(c), which shall be true and correct in all respects (except for inaccuracies that are de minimis in amount), and (ii) Sections 3.3(b)(i), 3.3(b)(ii), 3.3(d) and 3.4(b)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no Party shall be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with such Party’s representations or warranties contained in this Article 3, has had or is reasonably likely to have a Material Adverse Effect on such Party; provided, that, for purposes of Sections 5.2(a) and 5.3(a) only, the representations and warranties that are qualified by references to “material,” “Material Adverse Effect” or to the “Knowledge” of any Party shall be deemed not to include such qualifications.

(b)           Unless the context indicates specifically to the contrary, a “Material Adverse Effect” on a Party shall mean any change, event, violation, inaccuracy or circumstance the effect of which is a material adverse impact on (i) the condition (financial or otherwise), property, business, executive management team, assets (tangible or intangible) or results of operations or prospects of such Party and its subsidiaries taken as a whole or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of actions and omissions of a Party (or any of its subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby; provided, further, that general changes in the economy, as well as changes in laws or regulations affecting the banking industry, that do not have an effect on the Company or its subsidiaries that is disproportionate to the effect on similarly-situated financial institutions in Texas and contiguous states, shall not be deemed to have a Material Adverse Effect on the Company.

3.3  Representations and Warranties of the Company.  Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to Parent as follows:

(a)           Organization, Standing, and Power.  Each Subsidiary of the Company is listed in Section 3.3(a) of the Company Disclosure Letter.  The Company and each of its Subsidiaries are duly organized, validly existing, and, as applicable, are in good standing under the Laws of the jurisdictions of their respective formation.  The Company and each of its Subsidiaries have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted.  The Company and each of its Subsidiaries are duly qualified or licensed to do business and are in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their businesses requires them to be so qualified or licensed.  Each of the Company and Fort Worth Bancorporation, Inc. is a bank holding company within the meaning of the BHC Act and is currently duly registered as such with the Federal Reserve Bank of Dallas.  Fort Worth National Bank (the “Bank”) is a national banking association in good standing with the OCC.  The Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder and its deposits are insured by the Deposit Insurance Fund.

(b)           Authority; No Breach of Agreement.

   (i)           The Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors), subject only to the Company Shareholder Approval and such regulatory approvals as are required by law.  Subject to the Company Shareholder Approval and assuming due authorization, execution, and delivery of this Agreement by each of Parent and Merger Sub, this Agreement represents a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, (B) general equitable principles and (C) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

   (ii)           As of the date hereof, the Company’s Board of Directors has (A) by the affirmative vote of all directors voting, which constitute at least a majority of the entire Board of Directors of the Company, duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (B) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and the holders of Company Common Stock; (C) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Company Common Stock (such recommendations being the “Company Directors’ Recommendation”); and (D) directed that this Agreement be submitted to the holders of shares of Company Common Stock for their adoption.

   (iii)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of the Company’s or its Subsidiaries’ Organizational Documents, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material assets of the Company or its Subsidiaries under, any Contract or

Permit, or (C) subject to receipt of the Regulatory Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to the Company or its Subsidiaries or any of their respective material assets.

   (iv)           Other than (A) the Regulatory Consents and (B) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any Benefit Plans, no notice to, filing with, or Consent of, any Governmental Authority is necessary in connection with the execution, delivery or performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

(c)           Capital Stock; Subsidiaries.  The Company’s authorized capital stock consists of (i) 1,500,000 shares of Company Common Stock, of which, as of the date of this Agreement, 650,202 shares are issued and outstanding, 35,599 shares are subject to Company Options, 19,866 are subject to Company Warrants and 11,998 shares are held in treasury, and (ii) 500,000 shares of Company Preferred Stock, none of which are issued and outstanding.  Set forth in Section 3.3(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Company Common Stock, including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights.  Except as set forth in this Section 3.3(c) or in Section 3.3(c) of the Company Disclosure Letter, there are no shares of Company Common Stock or other equity securities of the Company outstanding and no outstanding Rights relating to the Company Common Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of the Company.  All of the outstanding shares of Company Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable.  None of the outstanding shares of Company Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of the Company. There are no Contracts among the Company and its shareholders or by which the Company is bound with respect to the voting or transfer of Company Common Stock or the granting of registration rights to any holder thereof.  All of the outstanding shares of Company Capital Stock and all Rights to acquire shares of Company Capital Stock have been issued in compliance with all applicable federal and state Securities Laws.  All issued and outstanding shares of capital stock of its Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable.  All of the outstanding shares of capital stock of the Company’s Subsidiaries are owned by the Company or a wholly owned Subsidiary thereof, free and clear of all Liens.  None of the Company’s Subsidiaries has outstanding any Right to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock.  The outstanding capital stock of each of the Company’s Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights.

(d)           Financial Statements; Regulatory Reports; Proxy Statements.

   (i)           The Company has delivered to Parent true and complete copies of (A) the Company Financial Statements; (B) all monthly reports and financial statements of the Company and its Subsidiaries that were prepared for the Company’s or any of its Subsidiaries’ Board of Directors since January 1, 2006; (C) the annual report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2006, of the Company and its Subsidiaries required to file such reports; (D) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board, the OCC, the FDIC and the Texas Department of Banking since January 1, 2006, of the Company’s and its Subsidiaries required to file such reports; and (E) all annual and quarterly reports and proxy or information statements (or similar materials) disseminated to the

Company’s shareholders or the shareholders of any of its Subsidiaries at any time since January 1, 2005.

   (ii)           The Company Financial Statements delivered prior to the date of this Agreement have been (and all Company Financial Statements to be delivered to Parent as required by this Agreement will be) prepared in accordance with GAAP.  The Company Financial Statements fairly present the financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby.  All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency.  As of the date of the latest balance sheet forming part of the Company’s Financial Statements (the “Company Latest Balance Sheet”), none of the Company or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP.  No report, including any report filed with the FDIC, the OCC, the Texas Department of Banking, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company since January 1, 2005, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  No report, including any report filed with the FDIC, the OCC, the Texas Department of Banking, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of the Company to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.  The Company’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, copies of which have been made available to Parent.  The Company and its Subsidiaries have timely filed all reports and other documents required to be filed by them with the FDIC, the OCC, the Texas Department of Banking, and the Federal Reserve Board.

   (iii)           Each of the Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (C) access to the Company’s assets is permitted only in accordance with management’s authorization; (D) the reporting of the Company’s assets is compared with existing assets at regular intervals and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

   (iv)           Since January 1, 2005, neither the Company nor any Subsidiary nor any of their current directors or officers, nor to the Company’s Knowledge, any former officer or director or any current or former employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls.

   (v)           To the Company’s Knowledge, since January 1, 2005, there has not been (A) any significant deficiency in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

   (vi)           None of the Company or any of its Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and any of its Subsidiaries, taken as a whole, except Liabilities that are accrued or reserved against in the accounts set forth in the Company Latest Balance Sheet, included in the Company’s Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto.  None of the Company or its Subsidiaries has incurred or paid any Liability since December 31, 2006, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past business practice and that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (B) in connection with the transactions contemplated by this Agreement.

(e)           Absence of Certain Changes or Events.  Since December 31, 2006, except as disclosed in Section 3.3(e) of the Company Disclosure Letter, (i) the Company and each of its Subsidiaries have conducted their business only in the ordinary course, (ii) neither the Company nor any of its Subsidiaries has taken action that, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2, and (iii) there have been no events, changes, or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(f)           Tax Matters.

(i)           All Taxes of the Company and each of its Subsidiaries that are or were due or payable (whether or not shown on any Tax Return) have been fully and timely paid.  The Company and each of its Subsidiaries have timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by them or on their behalf, and each such Tax Return is complete and accurate in all material respects.  Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  There have been no examinations or audits of any Tax Return by any Taxing Authority.  The Company and each of its Subsidiaries have made available to Parent true and correct copies of their United States federal and state income Tax Returns for each of the three most recent fiscal years ended on or before December 31, 2006.  No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries may be subject to Taxes by that jurisdiction, and to the Company’s Knowledge, no basis for such a claim exists.

(ii)           Neither the Company nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.  No officer or employee responsible for Tax matters of the Company or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed.  There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency.  Neither the Company nor any of its Subsidiaries has received any notice of any contemplated or actual reassessment of any real property or any portion thereof for general real estate Tax purposes.

(iii)           Neither the Company nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal or state income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither the Company nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv)           The proper and accurate amounts of Tax have been withheld by the Company and each of its Subsidiaries and timely paid to the appropriate Taxing Authority for all periods through the Effective Time in compliance with all Tax withholding provisions of all applicable federal, state, local and foreign Laws, rules and regulations, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under state, local or foreign Law.

(v)           Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied.  No Liens for Taxes exist with respect to any assets of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi)           Neither the Company nor any of its Subsidiaries is a controlled foreign corporation within the meaning of the Internal Revenue Code.  The Company and each of its Subsidiaries has complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii)           Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code or any comparable provision of state Tax Law.

(viii)           Neither the Company nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c) or any comparable provision of state Tax Law.  Neither the Company nor any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Effective Time.

(ix)           The Company and each of its Subsidiaries have disclosed on their respective Tax Returns any position taken for which substantial authority (within the meaning of Internal Revenue Code Section 6662(d)(2)(B)(i) or comparable provision of state Tax Law) did not exist at the time the return was filed.  Neither the Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state Tax Law, or a transaction substantially similar to a reportable transaction.  Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(g)           Real Property.

(i)  Section 3.3(g)(i) of the Company Disclosure Letter contains a true and correct legal description of each parcel of Property owned by the Company or any of its Subsidiaries (the “Owned Property”) and a summary description of all Facilities located thereon.  The Company and its Subsidiaries have good and marketable fee simple title to the Owned Property, free and clear of all Liens, other than Permitted Encumbrances.  To the Company’s Knowledge, the transactions contemplated herein will not cause a Default, or event of default under any of the Permitted Encumbrances.

(ii)  Section 3.3(g)(ii) of the Company Disclosure Letter describes all real property currently leased by the Company or any of its Subsidiaries (the “Leased Property”), the name of the lessor or sublessor, the lease term, the lease commencement date, the lease expiration date and the base annual rent (as well as any agreed upon prospective or other adjustments thereto).  The Company has provided to Parent a complete and accurate copy of each such lease, as amended.  All Leased Property, including the Facilities located thereon, is in good condition and repair, and is suitable for its use by the Company.  All leases of Leased Property are in good standing and are valid, binding and enforceable against the Company or its Subsidiaries, as the case may be, and to the Company’s Knowledge against the respective lessors, in accordance with their respective terms, and, there does not exist under any such lease of Leased Property any Default on the part of the Company or any of its Subsidiaries (or to the Company’s Knowledge, on the part of any lessor) or any event that, with notice or lapse of time or both, would constitute a Default.  To the Company’s Knowledge, the transactions contemplated herein will not cause a Default under any of the leases of Leased Property.

(iii)  The Company and its Subsidiaries own each Owned Property and lease each Leased Property, in each case free and clear of any Liens, title defects, covenants,  reservations of interests in title, pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, special assessments or fees or other material adverse claims (collectively, “Property Restrictions”), except for (A) Permitted Encumbrances, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Authority which are customary and typical for similar properties and (iii) Property Restrictions which do not materially interfere with the current use of the Property by the Company or its Subsidiaries.

(iv)  The building systems and facilities at or servicing the Facilities or the Property, including, but not limited to, elevators, security systems, HVAC, utilities, electrical systems, plumbing and water systems, roofing, storm drainage, sewer systems, and telephone service (including any cellular or digital facilities) are, to the Company’s Knowledge, in good

(v)  condition and working order.  All Facilities on the Owned Property and the Leased Property conform in all material respects to all applicable state and local laws or use restrictions.

(h)           Environmental Matters.

(i)           The Company has delivered, or caused to be delivered to Parent, or provided Parent access to, true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, and other environmental reports and studies held by the Company and each of its Subsidiaries relating to their respective Properties and Facilities.

(ii)           The Company and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii)           There is no Litigation pending or threatened before any Governmental Authority or other forum in which the Company or its Subsidiaries or any of their respective Properties or Facilities (including but not limited to properties and facilities that secure or secured loans made by the Company or its Subsidiaries and properties and facilities now or formerly held, directly or indirectly, in a fiduciary capacity by the Company or its Subsidiaries) has been or, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv)           During or prior to the period of (A) the Company’s or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) the Company’s or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of any Property or Facility, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(i)           Compliance with Permits, Laws and Orders.

   (i)           Each of the Company and its Subsidiaries has in effect all Permits and has made all filings, applications, and registrations with Governmental Authorities that are required for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any Permit applicable to its business or employees conducting its respective business.

   (ii)           Neither the Company nor any of its Subsidiaries is in Default under any Laws or Orders applicable to its business or employees conducting its business.

   (iii)           Neither the Company nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that the Company or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders, which such

Governmental Authority enforces, (B) threatening to revoke any Permits, (C) requiring or advising that it may require the Company or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management or (D) requiring or advising that it may prohibit or substantially delay the consummation of transactions of the sort contemplated by this Agreement.

           (iv)           There (A) is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, (B) have been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the Company’s or any of its Subsidiaries’ businesses, operations, policies or procedures since January 1, 2005, and (C) is no pending or, to its Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of the Company or any of its Subsidiaries.

            (v)           Neither the Company, nor any of its subsidiaries, nor any of their directors, officers, employees or Representatives acting on their behalf has offered, paid, or agreed to pay any Person, including any Government Authority, directly or indirectly, anything of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (A) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) making any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

            (vi)           Except as required by the Bank Secrecy Act, to the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by the Company or any of its Subsidiaries or any employee thereof acting in such capacity.  Neither the Company nor any Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(vii)           Since January 1, 2005, the Company and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that the Company and each of its Subsidiaries were required to file with any Governmental Authority and all other reports and statements required to be filed by the Company and each of its Subsidiaries since January 1, 2005, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction, or any other Governmental Authority have been so filed, and the Company and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(j)           Labor Relations.  Neither the Company nor any of its Subsidiaries is the subject of any Litigation asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is the Company or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, is there any activity involving the Company or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(k)           Employee Benefit Plans.

   (i)           The Company has disclosed in Section 3.3(k)(i) of the Company Disclosure Letter, and has delivered or made available to Parent prior to the date of this Agreement, with respect to all of its Benefit Plans (including Benefit Plans maintained by the Bank), correct and complete copies of (A) the most recent plan documents (including all amendments thereto) of all Benefit Plans and other writings setting forth the terms of such Benefit Plans, (B) the most recent summary plan description, together with each summary of material modifications, and (C) written descriptions of plans for which a plan document or other writing is not required or available.  Neither the Company nor any of its Subsidiaries, nor any ERISA Affiliate has, or has at any time had, any “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).   Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that was ever maintained by the Company or any of its Subsidiaries and that was intended to qualify under Section 401(a) of the Internal Revenue Code, is disclosed as such in Section 3.3(k)(i) of the Company Disclosure Letter.

   (ii)           The Company has delivered or made available to Parent prior to the date of this Agreement correct and complete copies of the following documents:  (A) all trust agreements or other funding arrangements for its Benefit Plans (including insurance Contracts), and all amendments thereto, (B) with respect to any such Benefit Plans or amendments, the most recent determination letters, and all material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1996, (C) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans with respect to the most recent plan year, and (D) with respect to each Pension Plan, the most recent statement, whether or not audited, showing the fair market value of assets of such Pension Plan, and (E) the most recent summary plan descriptions and any material modifications thereto.

   (iii)           All of the Company’s and its Subsidiaries’ Benefit Plans are, and have at all times have been, in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws.  Each of the Company’s and its Subsidiaries’ ERISA Plans has received a favorable determination letter from the Internal Revenue Service and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter.  Each trust created under any of the Company’s or its Subsidiaries’ ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and the Company is not aware of any circumstance that will or could reasonably result in revocation of such exemption.  With respect to each of the Company’s and its Subsidiaries’ Benefit Plans, to the Company’s Knowledge, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  There is no pending or, to the Company’s Knowledge, threatened Litigation relating to any Benefit Plans; there are no pending, or, to the Company’s Knowledge, threatened governmental audits or investigations with respect to any Benefit Plan; and there are no pending, or to the Company’s Knowledge, threatened, participant claims with respect to any Benefit Plan, other than claims for benefits I n the normal course of business.

   (iv)           Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.  Neither the Company nor any administrator or fiduciary of any of the Company’s or its Subsidiaries’ Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of the Company’s or its Subsidiaries’ Benefit Plans that could subject the Company or any of its Subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA.  No oral or written representation or communication with respect to any aspect of any Benefit Plans of the Company or its Subsidiaries has been made to employees of the Company or any of its Subsidiaries that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

   (v)           Each of the Company’s and its Subsidiaries’ Pension Plans had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its “current liability,” as that term is defined in Section 302(d)(7) of ERISA.  Since the date of the most recent actuarial valuation, no event has occurred that would be reasonably expected to adversely change any such funded status in a material way.  None of the Company’s or its Subsidiaries’ Pension Plans nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently maintained by the Company or any of its Subsidiaries, or the single-employer plan of any ERISA Affiliate has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA.  All required contributions with respect to any of the Company or its Subsidiaries’ Pension Plans or any single-employer plan of any of the Company’s or its Subsidiaries’ ERISA Affiliates have been timely made and there is no Lien, nor is there expected to be a Lien, under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971.  Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Internal Revenue Code.  All premiums required to be paid under ERISA Section 4006 have been timely paid by the Company and its Subsidiaries.

   (vi)           No Liability under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any defined Benefit Plan currently or formerly maintained by any of them or by any of their ERISA Affiliates that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).

   (vii)           Neither the Company nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any of its Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

   (viii)           Except as set forth in Section 3.3(k)(viii) of the Company Disclosure Letter, no written, or, to the Company’s Knowledge, oral representation or communication with respect to any aspect of a Benefit Plan has been made to any employee that is not in accordance with the written or otherwise pre-existing terms and provisions of such plans.

   (ix)           Except as set forth in Section 3.3(k)(ix) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (or will not upon termination of employment within a fixed period of time following such consummation) (A) entitle any employee, director or consultant to severance pay, unemployment compensation or any other payment, or (B) accelerate the time of payment or vesting or increase the amount of payment with respect to any compensation due to any employee, director or consultant.

(l)           Material Contracts.

   (i)           Except for Contracts listed in Section 3.3(l)(i) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, or retirement Contract, (B) any Contract relating to the borrowing of money by the Company or any of its Subsidiaries or the guarantee by the Company or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business), (C) any Contract containing covenants that limit the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, the Company or any of its Subsidiaries or Affiliates may carry on their respective businesses (other than as may be required by Law or any Governmental Authority), (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by the Company or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract between or among the Company or any of its Subsidiaries, (F) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (G) any Contract relating to the provision of data processing, network communications or other technical services to or by the Company or any of its Subsidiaries, (H) any Contract adversely affecting or otherwise restricting the Company’s use of, ownership of or leasehold interest in any of the Owned Property or Leased Property or (I) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K or Form 10-Q report under Items 601(b)(4) and 601(b)(10) of Regulation S-K of SEC Rules and Regulations if the Company were a SEC reporting company.  All indebtedness for money borrowed of the Company or its Subsidiaries is prepayable without penalty or premium.

   (ii)           All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for the Company’s own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect.  Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.  The Company’s Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2005, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(m)           Legal Proceedings.  There is no Litigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ assets, interests, or rights, nor are there any Orders of any Governmental Authority or arbitrators outstanding against the Company or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against the Company or its Subsidiaries.  There is no Litigation, pending or, to the Company’s Knowledge, threatened, against any officer, director, advisory director or employee of the Company its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of the Company or its Subsidiaries.

(n)           Intellectual Property.

   (i)           The Company and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all Intellectual Property (including the Technology Systems) that is used by the Company or its Subsidiaries in the Company’s or its Subsidiaries’ businesses.  Neither the Company nor any of its Subsidiaries has (A) licensed to any Person in source code form any Intellectual Property owned by the Company or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by the Company or its Subsidiaries.

   (ii)           Section 3.3(n)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by or exclusively licensed to the Company or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.  No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

   (iii)           All patents, registered trademarks, service marks and copyrights held by the Company and its Subsidiaries are valid and subsisting.  Since January 1, 2005, neither the Company nor any of its Subsidiaries (A) has, to the Company’s Knowledge, been sued in any Litigation that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

                      (o)           Loan and Investment Portfolios.  All loans, discounts and financing leases in which the Company or any of its Subsidiaries is a lessor reflected on the Company Latest Balance Sheet were as of the date hereof, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (i) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the Company and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) to the extent secured, have been secured, to the Company’s Knowledge, by valid Liens that have been perfected.  Accurate lists of all loans, discounts and financing leases as of December 31, 2006, and on a monthly basis thereafter, and of the investment portfolios of the Company and each of its Subsidiaries as of such date, have been and will be delivered to Parent concurrently with the Company Disclosure Letter.  Except as specifically set forth on Section 3.3(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end prior to the date of this Agreement (i) delinquent by more than 30 days in the payment of principal or interest, (ii) to the Company’s Knowledge, otherwise in material default for more than 30 days, (iii) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by the Company or any of its Subsidiaries or any Regulatory Authority having jurisdiction over the Company or any of its Subsidiaries, (iv) an obligation of any director, executive officer or 10% shareholder of the Company or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (v) in violation of any Law.

                      (p)           Adequacy of Allowances for Losses.  Each of the allowances for losses on loans, financing leases and other real estate included on the Company Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with the policies of the Company, applicable regulatory guidelines, and GAAP, and, to the Company’s Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor.  Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of the Company and its Subsidiaries at all times from and after the date of the Company Latest Balance Sheet is, and will be, adequate in accordance with the policies of the Company, applicable regulatory guidelines and GAAP, and, to the Company’s Knowledge, there are no facts or circumstances that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(q)           Bank Secrecy Act; Money Laundering.                                                                           Neither the Company nor any of its Subsidiaries has any reason to believe that any facts or circumstances exist, which would cause the Company or any of its Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Interrupt and Obstruct Terrorism (USA Patriot Act), the Bank Protection Act, Financial Crimes Enforcement Network, any order or requirement issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control or any other applicable anti-money laundering Law.

                      (r)           Community Reinvestment Act.  The Bank has complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has, and at all times has had, a CRA rating of not less than “satisfactory,” has received no material criticism from regulators with respect to discriminatory lending practices, and the Company has no Knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

                      (s)           Privacy of Customer Information.

   (i)           The Company and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers.  For purposes of this Section 3.3(s), “IIPI” means any information relating to an identified or identifiable natural person.

   (ii)           The Company’s and its Subsidiaries’ collection and use of such IIPI, the transfer of IIPI to the Company or any of its Subsidiaries, and the use of such IIPI by Parent or any of its Affiliates after the consummation of the Merger complies or will comply with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

                      (t)           Technology Systems.

   (i)           No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Company and its Subsidiaries to the same extent and in the same manner that it has been used by the Company and its Subsidiaries prior to the Effective Time.

   (ii)           The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered any material unplanned disruption.  Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens.  Access to business-critical parts of the Technology Systems is not shared with any third party.

   (iii)           Neither the Company nor any of its Subsidiaries has received notice of or is aware of any circumstances, including the execution of this Agreement, that would enable any third party to terminate, or increase or accelerate payment of amounts due under any of the Company’s or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(u)           Insurance Policies.  Each of the Company and its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity.  A complete and accurate list of all such insurance policies is attached as Section 3.3(u) of the Company Disclosure Letter.  Neither the Company nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment.  All policies are valid and enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds.  Within the last three years, neither the Company nor any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and the Company does not have any reason to believe that the Company’s and its Subsidiaries’ existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(v)           Corporate Documents.  The Company has delivered to Parent, with respect to the Company and each of its Subsidiaries, true and correct copies of their Organizational Documents, and the charters of each of the committees of their respective Boards of Directors, all as amended and currently in effect, all of the corporate minutes and stock transfer records, all of which are listed in Section 3.3(v) of the Company Disclosure Letter.  All of the foregoing, and any such documents made available to Parent after the date hereof, are current, complete and correct in all material respects.

(w)           State Takeover Laws.  The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any jurisdiction, including Part 13 of the TBCA (collectively, “Takeover Laws”).  The Company has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(x)           Certain Actions.  Neither the Company nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and the Company has no Knowledge of any fact or circumstance, that is reasonably likely to materially impede or delay receipt of any required Regulatory Consents.  To the Company’s Knowledge, there exists no fact, circumstance or reason that would cause any Regulatory Consent or other required Consent not to be received in a timely manner.

(y)           Brokers and Finders.  Except for Hovde Financial, Inc., neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z)           Fairness Opinion.  Prior to the execution of this Agreement, the Company has received an opinion of Hovde Financial, Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company and a signed copy of the opinion has been delivered to Parent.  Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa)           Accuracy of Statements.  No warranty or representation made or to be made by the Company in this Agreement or in any document furnished or to be furnished by the Company pursuant to this Agreement contains or will contain, as of the date of this Agreement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

3.4  Representations and Warranties of Parent.  Subject to and giving effect to Section 3.2, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

(a)           Organization, Standing, and Power.  Each of Parent and Merger Sub is duly organized, validly existing, and in good standing under the Laws of the State of Texas.  Parent is a bank holding company within the meaning of the BHC Act.

(b)           Authority; No Breach of Agreement.

   (i)           Parent and Merger Sub each have the corporate power and authority necessary to execute, deliver, and perform their obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by the duly constituted Board of Directors of each of Parent and Merger Sub).  Assuming due authorization, execution, and delivery of this Agreement by the Company, this Agreement represents a legal, valid, and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions, (B) general equitable principles and (C) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

   (ii)           Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) conflict with or result in a breach of any provision of their respective Organizational Documents, or (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any material asset under, any Contract or Permit, or (C) subject to receipt of the Required Consents and the expiration of any waiting period required by Law, violate any Law or Order applicable to Parent or Merger Sub or any of their respective material assets.

(c)           Legal Proceedings.  There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to Parent’s Knowledge, threatened against Parent, or against any asset, interest, or right of Parent, nor are there any Orders of any Governmental Authority or arbitrators outstanding against Parent.

(d)           Certain Actions.  Neither Parent nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and Parent has no Knowledge of any fact or circumstance, that is reasonably likely to materially impede or delay receipt of any required Regulatory Consents.  To Parent’s Knowledge, there exists no fact, circumstance or reason that would cause any Regulatory Consent or other required Consent not to be received in a timely manner.

(e)           Brokers and Finders.  Neither Parent nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(f)           Accuracy of Statements.  No warranty or representation made or to be made by Parent in this Agreement or in any document furnished or to be furnished by Parent pursuant to this Agreement contains or will contain, as of the date of this Agreement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

4.1  Conduct of Business Prior to Effective Time.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement, the Company shall and shall cause each of its Subsidiaries to (a) conduct its respective business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships, (c) maintain its respective books, accounts and records in the usual manner on a basis consistent with that heretofore employed and (d) take no action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

4.2  Forbearances.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, the Company shall not, without the prior written consent of the chief executive officer or chief financial officer of Parent (which consent shall not be unreasonably withheld or delayed):

(a)           amend the Company’s or its Subsidiaries’ Organizational Documents or any resolution or agreement concerning indemnification of their respective directors or officers;

(b)           except for Permitted Issuances and except as provided in Section 4.3, (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of Company Capital Stock or capital stock of any of its Subsidiaries, (iii) grant any Company Options or other Rights, (iv) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of Company Capital Stock or capital stock of any of Company’s Subsidiaries, or (v) make any change in any instrument or Contract governing the terms of any of Company’s or its Subsidiaries’ securities;

(c)           other than in the ordinary course of business or pursuant to Contracts in force at the date of, or permitted by, this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d)           charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

(e)           terminate or allow to be terminated any of the policies of insurance the Company and its Subsidiaries maintain on their respective businesses or Properties, cancel any material indebtedness owing to the Company or its Subsidiaries or any claims that the Company or its Subsidiaries may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f)           enter into any new line of business, or change the Company’s or its Subsidiaries’ lending, investment, underwriting, risk and asset liability management, loan loss reserve and other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g)           except in the ordinary course of business consistent with past practices: (i) lend any money or pledge any of the Company’s or its Subsidiaries’ credit in connection with any aspect of the Company’s or its Subsidiaries’ businesses whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any lien, encumbrance or other liability any of the Company’s or its Subsidiaries’ assets, (iii) sell, assign or transfer any of its assets in excess of $25,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except (A) in the ordinary course of business or (B) pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant a license to, any of the Company’s or its Subsidiaries’ material Intellectual Property;

(h)           other than in the ordinary course of business, incur any indebtedness for borrowed money other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six months or less); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i)           other than in consultation with Parent, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported except in the ordinary course, consistent with past practices;

(j)           enter into any Contract other than renewals of Contracts of terms for less than one year and without any other materially adverse change in terms and, other than in the ordinary course of business, terminate or waive any material provision of any Contract other than normal nonrenewals of Contracts in accordance with their terms;

(k)           other than in the ordinary course of business or as required by Benefit Plans and Contracts as in effect at the date of this Agreement, (i) increase in any manner the compensation or fringe benefits of any of the Company’s or its Subsidiaries’ officers, employees or directors, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any such officer, employee or director, or (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Company Stock Plan;

(l)           settle any material Litigation;

(m)           revalue any of the Company’s or any of its Subsidiaries’ assets or materially change any method of accounting or accounting practice used by it or any of its Subsidiaries, other than changes required by GAAP;

(n)           file or amend any Tax Return except in the ordinary course of business; settle or compromise any material Tax Liability; or make, change or revoke any material Tax election or change any method of Tax accounting, except as required by applicable Law;

(o)           knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law;

(p)           merge or consolidate the Company or any of its Subsidiaries with, or sell or otherwise transfer the issued and outstanding stock of the Company or any of its Subsidiaries to, any Person;

(q)           acquire assets outside of the ordinary course of business not consistent with past practices from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(q) of the Company Disclosure Letter;

(r)           make any adverse changes in the mix, rates, terms or maturities of the Bank’s deposits or other Liabilities;

(s)           make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed applicable regulatory lending limits;

(t)           make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which policies has been provided to Parent; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio; provided further, that the Company will allow a representative of Parent to be present for informational purposes only at all meetings of the Board of Directors or any committee of the Bank at which the Board of Directors or any committee thereof will vote on proposed new or renewal loans or investments and such Parent representative shall not take part in discussions or voting on any matters presented at such meetings (in furtherance of which, the Company has, concurrently with the execution of this Agreement, provided to Parent a calendar of such board or committee meetings of the Bank, and will promptly provide to Parent any updates to such calendar after the date hereof);

(u)           take any action that at the time of taking such action is reasonably likely to prevent, or would be reasonably likely to interfere with, the consummation of the Merger; or

(v)           enter into any agreement or commitment to take any of the actions prohibited by this Section 4.2.

4.3  State Filing.  Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, the Company and Merger Sub shall execute and cause to be filed the Articles of Merger with the Secretary of State of the State of Texas.

4.4  Company Shareholder Approval.  The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the Company Shareholder Approval and such other matters as the Board of Directors of the Company may direct, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable.  Parent shall be entitled to have a representative attend such meeting of shareholders.  The Board of Directors of the Company shall make the Company Directors’ Recommendation to its shareholders and the Company Directors’ Recommendation shall be included in any proxy statement or other communication delivered to the Company’s shareholders in connection with such meeting.

4.5  Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to, the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b)           The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as the Parties mutually agree upon.

4.6  Applications and Consents.

(a)           The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

(b)           Without limiting the foregoing, the Parties shall cooperate in (i) the filing of any required applications and notices with the Texas Department of Banking and the Federal Reserve Board under the BHC Act, and obtaining approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, and (iii) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, or that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”).

(c)           Each Party will promptly furnish to the other Party copies of applications filed with all Governmental Authorities and copies of written communications received by such Party from any Governmental Authorities with respect to the transactions contemplated hereby.  Each Party agrees that it will consult with the other Party with respect to the obtaining of all Regulatory Consents and other material Consents advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby.  All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law.

4.7  Notification of Certain Matters.  The Company will give prompt notice to Parent (and subsequently keep Parent informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) is reasonably likely to result in any Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(b) to be satisfied, or otherwise constitute a breach of this Agreement by the Company due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Sections 5.2(a) or 5.2(b) or give rise to a termination right under Section 6.1.  The Company shall deliver to Parent a copy of each written opinion of its financial advisor, Hovde Financial, Inc., as soon as reasonably practicable after the Company’s receipt thereof.

4.8  Investigation and Confidentiality.

(a)           The Company shall permit Parent to make or cause to be made such investigation of the business and Properties of the Company and its Subsidiaries and of the Company’s and its Subsidiaries’ financial and legal conditions as Parent reasonably requests; provided, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations; and provided further, that neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client or other privilege with respect to such information, contravene any Law, Order, or Contract, or result in disclosure of any trade secrets of third parties, and the Parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding clause apply.  No investigation by Parent shall affect the representations and warranties of the Company or the right of Parent to rely thereon.  Between the date hereof and the Effective Time, the Company shall permit Parent’s senior officers to meet with the financial officers of the Company and its Subsidiaries, including officers responsible for the Company’s Financial Statements, the internal controls of the Company its Subsidiaries and the disclosure controls and procedures of the Company and its Subsidiaries, to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(b)           Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations, and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

4.9  Press Releases; Publicity.  Prior to the Effective Time, the Company shall consult with Parent as to the form and substance of any Company press release, other public statement or shareholder communication related to or mentioning this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto; provided, that

4.10  nothing in this Section 4.9 shall be deemed to prohibit the Company from making any disclosure that its counsel deems reasonably necessary or advisable in order to satisfy the Company’s disclosure obligations imposed by Law.

4.11  Acquisition Proposals.  The Company agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, (a) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (b) engage or participate in any negotiations concerning, or (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal.  The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent with respect to any Acquisition Proposal.  The Company shall promptly (and in any event within two Business Days) advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis.

4.12  Takeover Laws.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, the Company and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.4)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

4.13  Retention Bonuses; Change in Control Bonuses; Employee Benefits and Contracts.

(a)  Parent shall cause the Surviving Corporation to pay to the employees set forth on Section 4.12(a) of the Company Disclosure Letter  (the “Retention Bonus Eligible Employees”) (i) all amounts owed under the Company Critical Employee Bonus Plan in accordance with the terms thereof and as set forth in Section 4.12(a) of the Company Disclosure Letter, which amounts shall not, in the aggregate, exceed $190,000, and (ii) an aggregate amount of $40,000, 50% of which shall be payable on the date that is 18 months after the Closing Date and 50% of which shall be payable on the date that is 24 months after the Closing Date, in the same respective proportions as the Retention Bonus Eligible Employees are entitled to be paid under the Company Retention Bonus Plan; provided that Parent shall only be obligated to make payments to Retention Bonus Eligible Employees who are employees of the Bank as of such dates.

(b)  The Company shall pay all change in control bonuses arising under employment agreements set forth on Section 4.12(b) of the Company Disclosure Letter in accordance with the terms thereof.

(c)   All employees of the Company or any of its Subsidiaries shall remain employees of the Company and its Subsidiaries upon consummation of the Merger.  Following the Effective Time, any such employee may be terminated, and the job duties, compensation and authority of any such employee may be modified, subject to payment of any severance pay or other termination benefits due under terms of employment contracts with the Company or the Bank and any Parent Severance Payment to such employees who are terminated by the Company or by the Bank within the 12 month period following the Closing Date.

(d)  At the Effective Time, all retained employees shall remain on the existing Benefit Plans of the Company or its Subsidiaries.  Thereafter, at a time determined by Parent in its sole discretion, the retained employees shall be eligible for such employee benefits as are generally available to new employees, as of the date hereof, of Parent and its Subsidiaries having like tenure, officer status and compensation levels and such employees shall be given full credit for all prior service (including, but not limited to, credit towards satisfaction of any waiting periods under Parent’s health and welfare plans) as employees of the Company or any of its Subsidiaries.  To the extent permitted under the terms of such plans, Parent shall not make any exclusion of coverage for any pre-existing conditions under any of its healthcare plans, and Parent, through its medical and dental plan underwriters, shall use commercially reasonable efforts to provide retained employees and enrolled dependents credit for all eligible expenses incurred within the calendar year under plans maintained by the Company or any of its Subsidiaries for purposes of satisfying annual deductibles and out-of-pocket maximums under Parent’s healthcare plans.  Such employees are solely responsible for supplying satisfactory proof of previously incurred expenses to Parent’s plan underwriters.

4.14  Indemnification.

(a)           From and after the Effective Time, subject to applicable Law, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor the Company’s and the Bank’s existing indemnification obligations, as reflected in their respective Organizational Documents and any indemnification agreement with the Company or its Subsidiaries in existence on the date of this Agreement and disclosed in Section 4.13(a) of the Company Disclosure Letter, for current or former directors, officers and employees, without time limitation, for matters arising out of the service of such persons with the Company or its Subsidiaries prior to the Effective Time.

(b)           The Company, the Bank and Parent shall cooperate to obtain a directors’ and officers’ liability insurance policy to provide coverage for a period of six years from the Effective Time to all Persons who served as directors or officers of the Company or its Subsidiaries at or prior to the Effective Time, with respect to actions or omissions prior to the Effective Time.  The policy shall be purchased by the Party to whom the most favorable terms are available. The total premium under such policy shall not exceed 150% of the annual premium paid by the Company for its current directors’ and officers’ liability insurance policy (as set forth in Section 3.3(u) of the Company Disclosure Letter).

(c)           If Surviving Corporation or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation as the surviving entities shall assume the obligations set forth in this Section 4.13.

(d)           The provisions of this Section 4.13 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

ARTICLE 5
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1  Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and to consummate the

5.2  Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.6:

(a)           Shareholder Approval.  The Company shall have obtained the Company Shareholder Approval.

(b)           Regulatory Approvals.  All Regulatory Consents required by law to consummate the transactions contemplated by this Agreement (the “Required Consents”) shall (i) have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) not be subject to any condition or consequence that would, after the Effective Time, have a material adverse effect on the financial position, results of operations or prospects of Parent or any of its Subsidiaries.

(c)           No Orders or Restraints; Illegality.  No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the Merger.

5.3  Conditions to Obligations of Parent.  The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 7.6:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(b)           Performance of Agreements and Covenants.  Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Parent shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company, to such effect.

(c)           Corporate Authorization and Good Standing.  Parent shall have received from the Company (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; (iii) a certificate of good standing of the Company, dated not more than three Business Days before the Closing Date, from the Secretary of State of the State of Texas; (iv) a certificate of good standing of Fort Worth Bancorporation, Inc. dated not more than three Business Days before the Closing Date, from the Secretary of State of the State of Delaware; (v) an insured status certificate with respect to the Bank, dated not more than ten Business Days before the Closing Date, from the FDIC; (vi) a Certificate of Corporate Existence, dated not more than ten Business Days before the Closing Date, from the OCC; (vii) and a letter, dated not more than ten Business Days before the Closing Date, confirming the registration of each of the

Company and Fort Worth Bancorporation, Inc. as bank holding companies under the Bank Holding Company Act of 1956, from the Federal Reserve Bank of Dallas.

(d)           Consents.  The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.3(l)(i) of the Company Disclosure Letter.

(e)           Material Adverse Effect.  Since the date hereof, there shall not have occurred any fact, circumstance or event, individually or taken together with all other facts, circumstances or events that has had or is reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(f)           Dissenting Shareholders. The holders of no more than 5% of the outstanding shares of Company Common Stock shall have given notice of their intent to exercise dissenters’ rights under the TBCA.

(g)           Director Support Agreements.  Each of the Directors of the Bank shall have entered into a Director Support Agreement in substantially the form attached as Exhibit A hereto.

(h)           Retention Agreements.  Each of the Retention Bonus Eligible Employees shall have entered into a Retention Agreement in substantially the form attached as Exhibit C hereto.

(i)           Employment Agreements.  The employment agreements between the Company and each of the persons listed in Section 5.2(i) of the Company Disclosure Letter, shall have been terminated and the Company shall have paid the change in control bonuses due thereunder in full, and each such person shall have entered into an Employment Agreement in substantially the form attached as Exhibit D hereto.

(j)           Payment of Advisor’s Fees.  All fees due to Hovde Financial, Inc. shall have been paid in full.

(k)           Exercise or Termination of Company Options and Company Warrants.  All outstanding Company Options and Company Warrants shall have been exercised or terminated as provided in Section 1.6 and the Company’s Board of Directors and shareholders shall have taken all action necessary to terminate the Company Stock Plans effective prior to the Effective Time.  No Company Options or Company Warrants, whether vested or unvested, shall be outstanding as of five Business Days prior to the Effective Time.

(l)           Net Shareholders’ Equity.  As of the Measurement Date, the Company’s Final Net Shareholders’ Equity shall not be less than the Target Amount by more than $100,000.

5.4  Conditions to Obligations of the Company.  The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.6:

(a)           Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement, after giving effect to Section 3.2, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date) and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized officer of Parent, to such effect.

(b)           Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an authorized officer of Parent, to such effect.

ARTICLE 6
TERMINATION

6.1  Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding Company Shareholder Approval, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)           By mutual consent of the Board of Directors of the Company and the Board of Directors of Parent;

(b)           By the Board of Directors of the Company or the Board of Directors of Parent in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Sections 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within 30 days after the giving of notice to the breaching Party of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (d) below;

(c)           By the Board of Directors of the Company or the Board of Directors of Parent in the event that (i) any Regulatory Consent required to be obtained from any Governmental Authority has been denied by final nonappealable action of such Governmental Authority, or (ii) Company Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Company shareholders’ meeting where this Agreement was presented to such shareholders for approval and voted upon;

(d)           By the Board of Directors of the Company or the Board of Directors of Parent in the event that the Merger has not been consummated by November 17, 2007, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(d); or

(e)           By the Board of Directors of Parent in the event that (i) the Company has withdrawn, qualified or modified the Company Directors’ Recommendation in a manner adverse to Parent or shall have resolved to do any of the foregoing, (ii) the Company has failed to substantially comply with its obligations under Sections 4.4 or 4.10, or (iii) the Board of Directors of the Company has recommended, endorsed, accepted or agreed to an Acquisition Proposal with any other Person.

6.2  Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and neither Parent or its subsidiaries nor the Company or its Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (a) the provisions of Section 4.8(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (b) a termination of this

6.3  Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

6.3           Termination Fee.

(a)           In the event that Parent terminates this Agreement pursuant to Section 6.1(e), the Company shall pay to Parent $1,500,000 (the “Termination Fee”) within five Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds.

(b)           In the event that either Parent or the Company terminates this Agreement pursuant to Section 6.1(c)(ii) and within 12 months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by the Company with respect to an Acquisition Proposal, the Company shall pay Parent the Termination Fee within five Business Days after the date it becomes payable pursuant hereto, by wire transfer of immediately available funds.

(c)           The Company hereby acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement.  In the event that the Company fails to pay when due any amount payable under this Section 6.3, then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to three percent (3%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Parent) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 7
MISCELLANEOUS

7.1  Definitions.

(a)           Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     “1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, or (d) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Adjustment Amount” shall mean the difference between the Target Amount and the Final Net Shareholders’ Equity as of the Measurement Date.

    “Affiliate” of a Person shall mean (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any director, partner or officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof.  For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

    “Benefit Plan” shall mean any pension, retirement, profit-sharing, deferred compensation, thrift, savings, equity, employee stock ownership, retention, severance pay, vacation, bonus, or other incentive plan, any other material written employee program or agreement, any medical, vision, dental, or other written health plan, any life insurance and any medical, vision, dental or other health plan, flexible spending account, cafeteria plan, holiday, disability, and any other employee benefit plan or fringe benefit plan, agreement, arrangement or commitment, whether written or unwritten, including any written “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), maintained by, sponsored in whole or in part by, or contributed to by a Party or any of its Subsidiaries for the benefit of its and its Subsidiaries’ employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

     “BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations promulgated thereunder.

     “Business Day” shall mean any day that Nasdaq is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York or the State of Texas are authorized or required to close for regular banking business.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the $5.00 par value per share common stock of the Company.

“Company Critical Employee Bonus Plan” shall mean that certain retention bonus plan adopted by the Board of Directors of the Company on September 21, 2006.

     “Company Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of the Company and its Subsidiaries as of December 31, 2004, 2005 and 2006, and the reports of its independent public accountants with respect thereto and (ii) the consolidated balance sheets of the Company and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2006.

      “Company Option” shall mean an option to purchase a share or shares of Company Common Stock issued under a Company Stock Plan.

“Company Preferred Stock” shall mean the $1.00 par value per share preferred stock of the Company.

“Company Shareholder Approval” shall mean the approval of this Agreement by the holders of at least two-thirds of the outstanding shares of Company Common Stock.

    “Company Stock Plan” shall mean any equity compensation plan of the Company listed in Section 3.3(k)(i) of the Company Disclosure Letter.

“Company Warrant” shall mean any warrant to purchase a share or shares of Company Common Stock issued by the Company.

    “Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated January 9, 2007, by and between the Company and Parent.

    “Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

    “Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

    “Data Processing Agreement” shall mean that certain Date Processing Agreement, dated as of February 1, 1999, by and between the Bank and Community Data Services.

    “Default” shall mean (a) any breach or violation of or default under any Contract, Law, Order, or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

    “Dissenting Shares” shall mean shares of Company Common Stock that are owned by shareholders properly exercising their appraisal rights pursuant to Section 5.12 of the TBCA.

    “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and that are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (c) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exhibits” A through D, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

“Facilities” shall mean all buildings and improvements on the Property of the Company or its Subsidiaries.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Final Net Shareholders’ Equity” shall mean the calculation of the Net Shareholders’ Equity at the close of business on the Measurement Date as determined in the manner provided in Section 1.9.

                      “GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

    “Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

    “Hazardous Material” shall mean (a) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (b) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal

Environmental Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Governmental Authorities and any polychlorinated biphenyls).

    “Intellectual Property” shall mean (a) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (b) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (c) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (d) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

    “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

    “Knowledge” of any Party or “known to” a Party and any other phrases of similar import shall mean the actual knowledge of such Party’s Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Chief Lending Officers (or persons performing comparable functions) of such matter or the knowledge of such matter that such Person would have had after reasonable inquiry, including inquiries of their direct subordinates who would be likely to have knowledge of such matter.

    “Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Authority.

    “Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

    “Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien or encumbrance of any nature whatsoever of, on, or with respect to any Property or Property interest, other than Liens for property Taxes not yet due and payable.

    “Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Measurement Date” shall mean the date that is 10 Business Days prior to the Closing Date.

“NASD” shall mean the National Association of Securities Dealers, Inc.

    “Nasdaq” shall mean The Nasdaq Stock Market, Inc.

“Net Shareholders’ Equity” shall mean the consolidated shareholders’ equity of the Company as of the Measurement Date, as calculated in accordance with the books and records of the Company and its Subsidiaries, consistent with past practice, GAAP and all requirements of applicable Regulatory Authorities.  Net Shareholders Equity shall equal (i) consolidated shareholders’ equity as of the Measurement Date, less (ii) any unrealized net gain on available for sale securities as of the Measurement Date, plus (iii) any unrealized net loss on available for sale securities as of the Measurement Date, less (iii) to the extent not reflected in consolidated shareholders’ equity as of the Measurement Date, all costs, fees and charges, including fees and charges of the Company’s accountants, counsel and financial advisors, whether or not accrued or paid, that are related to the transactions contemplated by this Agreement, including an accrual in the amount of $324,000, before taking into account the tax effect thereof, for fees related to termination of the Data Processing Agreement, less (iv) any change in consolidated shareholders’ equity after March 31, 2007, related to stock options exercised or other stock transactions occurring after March 31, 2007.

    “OCC” shall mean the Office of the Comptroller of the Currency.

    “Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, Governmental Authority or Regulatory Authority.

“Organizational Documents” shall mean the articles of incorporation, association or organization, certificate of incorporation, association or organization, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean Parent and Merger Sub, on the one hand, or the Company, on the other hand, and “Parties” shall mean Parent, Merger Sub and the Company.

    “Pension Plan” shall mean any ERISA Plan that is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Per Share Purchase Price” shall mean an amount, rounded to the nearest whole cent, equal to $52.00, less the quotient obtained by dividing (x) the Adjustment Amount by (y) the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares issued or issuable upon exercise of outstanding Company Options and Company Warrants that are not terminated) and (ii) the number of shares that would be issued upon exercise of Company Options and Company Warrants that are terminated in exchange for an Option Termination Payment.

    “Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Encumbrances” shall mean all easements, covenants, restrictions, rights of way and other matters of title which do not adversely affect the marketability of title.

“Permitted Issuances” shall mean issuances of Company Common Stock upon exercise of outstanding Company Options or Company Warrants.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

    “Property” shall mean all real property leased or owned by the Company and its Subsidiaries or by Parent, either currently or in the past.

    “Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Office of Thrift Supervision, the Texas Department of Banking, the Internal Revenue Service, all federal and state regulatory agencies having jurisdiction over the Company and its Subsidiaries and Parent, the NASD, Nasdaq and the SEC (including, in each case, the staff thereof).

    “Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Party.

    “Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall, in the case of the Company include Company Options and Company Warrants.

    “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

    “Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations promulgated thereunder.

“Parent Severance Payment” shall mean a severance payment to any person who was an employee of the Company or any of its Subsidiaries immediately prior to the Closing and is terminated by the Bank or Parent within the 12 month period following the Closing Date, which shall be in addition to any severance payments described in Section 4.13 of the Company Disclosure Letter and shall be in an amount equal to the product of (i) the amount such terminated employee would have received for two weeks’ pay at the time of his/her termination, multiplied by (ii) the number of full years that such terminated employee was employed by the Company or any of its Subsidiaries.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

    “Target Amount” shall mean $11,013,179; provided that if the Measurement Date occurs prior to August 31, 2007, the Target Amount shall be reduced by $5,273 per day for each day in the period commencing on the day following the Measurement Date and ending on August 31, 2007, and if the Measurement Date occurs after August 31, 2007, the Target Amount shall be increased by $5,273 per day for each day in the period commencing on September 1, 2007, and ending on the Measurement Date.

“Tax” or “Taxes” shall mean, as the context shall require, all federal, state, local, municipal and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, municipal or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

    “Tax Return” shall mean any report, return, information return or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

      “Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.

(b)           The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Agreement	Preamble
Articles of Merger	Section 1.3
Bank	3.3(a)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Certificates	Section 1.4(b)
Company Directors’ Recommendation	Section 3.3(b)(ii)
Company Disclosure Letter	Section 3.1
Company Latest Balance Sheet	Section 3.3(d)(ii)

CRA	Section 3.3(r)
Dissenting Shareholder	Section 2.3
Effective Time	Section 1.3
Estimated Net Shareholders’ Equity	Section 1.9
Exchange Agent	Section 2.1(a)
Exchange Fund	Section 2.1(d)
Excluded Shares	Section 1.4(d)
Holder	Section 2.1(a)
IIPI	Section 3.3(s)(i)
Leased Property	Section 3.3(g)(ii)
Material Adverse Effect	Section 3.2(b)
Merger	Preamble
Merger Consideration	Section 2.1(b)
Merger Sub	Preamble
Option Termination Payment	Section 1.7
Owned Property	Section 3.3(g)(i)
Parent	Preamble
Property Restrictions	Section 3.3(g)(iii)
Regulatory Consents	Section 4.6(b)
Required Consents	Section 5.1(b)
Retention Bonus Eligible Employees	Section 4.12(a)
Sarbanes-Oxley Act	Section 4.8(a)
Shareholder Support Agreement	Preamble
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.3(w)
TBCA	Section 1.1
Termination Fee	Section 6.3

(c)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

7.2  Non-Survival of Representations and Covenants.  Except for Articles 1 and 2, Sections 4.5(b), 4.8(b), 4.12 and 4.13 and this Article 7, the respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

7.3  Expenses.

(a)           Except as otherwise provided in this Section 7.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.  In addition, in any action at law or suit in equity to enforce this Agreement of the rights of any of the Parties, the prevailing Party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

(b)           Nothing contained in Section 6.3 or this Section 7.3 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement and nothing contained in this Section 7.3 shall be deemed to otherwise limit the rights of the non-breaching Party.

7.4  Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly set forth in Section 4.13.

7.5  Amendments.  Before the Effective Time, this Agreement (including the Company Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Company Shareholder Approval have been obtained, except to the extent that any such amendment would require the approval of the shareholders of the Company, unless such required approval is obtained.

7.6  Waivers.

(a)           Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition that, if not satisfied, would result in the violation of any Law.  No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b)           The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.  No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.7  Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of each other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

7.8  Notices.  All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Parent or Merger Sub:	Southside Bancshares, Inc.
1201 South Beckham Avenue
P.O. Box 1079
Tyler, Texas 75701
Telecopy Number: (903) 535-4508
Attention: B.G. Hartley

Copy to Counsel (which
shall not constitute notice):	Alston & Bird LLP
The Atlantic Building
950 F Street, N.W.
Washington, D.C. 20004
Telecopy Number: (202) 654-4945
Attention: David E. Brown, Jr.

Company:	Fort Worth Bancshares, Inc.
701 W. Magnolia
Fort Worth, Texas 76104
Telecopy Number: (817) 927-7423
Attention: Thomas B. Reynolds

Copy to Counsel (which
shall not constitute notice):	Bracewell & Giuliani LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas 75202
Telecopy Number: (214) 468-3888
Attention: Sanford M. Brown

7.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to any applicable principles of conflicts of Laws that would result in the application of the law of another jurisdiction.

7.10  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

7.11  Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.12  Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party to this Agreement shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.13  Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.14  Waiver of Jury Trial.   THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.  FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SOUTHSIDE BANCSHARES, INC. By: /s/ B.G. Hartley B.G. Hartley Chief Executive Officer
SOUTHSIDE MERGER SUB, INC. By: /s/ Sam Dawson Sam Dawson President
FORT WORTH BANCSHARES, INC. By: /s/ Bruce M. Davis Bruce M. Davis President and Chief Executive Officer

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made and entered into as of September 28, 2007, by and among Southside Bancshares, Inc., a Delaware corporation (“Parent”), Southside Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Fort Worth Bancshares, Inc., a Texas corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of May 17, 2007 (the “Merger Agreement”), pursuant to which Parent agreed to acquire all of the outstanding stock of the Company by means of a merger of Merger Sub with and into the Company;

WHEREAS, Section 7.5 of the Merger Agreement provides that, before the Effective Time, the Agreement may be amended by a subsequent writing signed by each of the Parties, except to the extent any such amendment would require the approval of the shareholders of the Company;

WHEREAS, the Parties desire to amend the Merger Agreement, the Effective Time has not occurred, and the Parties have determined that the amendments to the Merger Agreement contemplated by this Amendment do not require the approval of the shareholders of the Company;

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.  Amendments.

(a)  Section 1.7 of the Merger Agreement is hereby amended by striking out Section 1.7 in its entirety and by substituting in lieu thereof the following:

“1.7           Company Options and Warrants.  No later than five Business Days prior to the Effective Time, the Company shall take all actions necessary to either (a) cause each outstanding Company Option or Company Warrant to be exercised in accordance with its terms; provided, that, the exercise of Company Options or Company Warrants shall not cause an adjustment to the Per Share Purchase Price pursuant to Section 1.4(c) hereof, or (b) terminate each outstanding Company Option and Company Warrant.  Each Company Option and Company Warrant that is not exercised prior to five Business Days prior to the Effective Time shall be terminated and converted into the right to receive an amount in cash, without interest, equal to the number of shares of Company Common Stock that are the subject of each such Company Option or Company Warrant multiplied by the difference between (i) the Per Share Purchase Price and (ii) the exercise price of such Company Option or Company Warrant (the “Option Termination Payment”).  No later than five Business Days prior to the Effective Time, the Company shall also take all actions necessary to terminate the Company Stock Plans as of no less than five Business Days prior to the Effective Time and to cause the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to terminate and be of no further force and effect as of no less than five Business Days prior to the Effective Time.  The Company shall ensure that no later than five Business Days prior to the Effective Time no holder of any Company Option or Company Warrant or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Parties.

(b)  Section 5.2(i) of the Merger Agreement is hereby amended by striking out Section 5.2(i) in its entirety and by substituting in lieu thereof the following:

“(i)           Employment Agreements.  (i) The employment agreements between the Company and each of the persons listed in Section 5.2(i) of the Company Disclosure Letter (other than Deborah J. Coke) shall have been terminated, (ii) the Company shall have paid the change in control bonuses due thereunder in full (to persons other than Deborah J. Coke), and (iii) each such person (other than Deborah J. Coke) shall have entered into an Employment Agreement in substantially the form attached as Exhibit D hereto.”

(c)  Section 5.2 of the Merger Agreement is hereby amended by adding the following immediately following Section 5.2(l):

“(m)           Settlement Agreement.  Parent, Merger Sub, the Company, the Bank and Deborah J. Coke shall have entered into a settlement agreement with respect to the complaint, styled Deborah Coke v. Southside Bancshares, Inc., Southside Merger Sub, Inc., Fort Worth National Bank and Fort Worth Bancshares, Inc., Cause No. 348-225567-07, filed in the District Court for Tarrant County, Texas, on August 14, 2007.

Section 2.  Deborah J. Coke Settlement.  The Parties acknowledge that Parent, Merger Sub, the Company, the Bank and Deborah J. Coke (“Coke”), a former employee of the Bank, have entered into a settlement agreement (the “Settlement Agreement”) with respect to the complaint, styled Deborah Coke v. Southside Bancshares, Inc., Southside Merger Sub, Inc., Fort Worth National Bank and Fort Worth Bancshares, Inc., Cause No. 348-225567-07, filed in the District Court for Tarrant County, Texas, on August 14, 2007 (the “Complaint”).  A signed copy of the Settlement Agreement is attached hereto as Schedule 1.  ’  With respect to the Complaint and the Settlement Agreement, the Parties agree as follows:

2

(a)  The Settlement Agreement contains all of the agreements and understandings between the parties thereto with respect to the Complaint, and the Parties have made, and hereby make, no additional promises, representations or warranties whatsoever, express or implied, not contained in this Amendment, with respect to the Complaint or the Settlement Agreement. ’

(b)  The formal dismissal of the Complaint prior to the Closing shall not constitute a condition to Closing, and the fact that the Complaint shall not have been formally dismissed shall not constitute  a breach of or default under the Agreement; and

(c)  The termination of Coke’s employment with the Bank does not constitute a failure to satisfy a condition precedent to the Closing or a breach of or default under the Agreement.

Section 3.  Closing Date.  The Parties agree that the Closing shall be consummated not earlier than the eighth (8th) day following the execution of the Settlement Agreement and not later than Tuesday, October 23, 2007, on any such date at 10:00 a.m., Texas time, at the offices of Bracewell & Giuliani LLP, 1445 Ross Avenue, Suite 3800, Dallas, Texas 75202.

Section 4.  Confirmation.  Except as specifically set forth herein, all other terms and conditions of the Merger Agreement shall remain unmodified and in full force and effect, the same being confirmed, ratified, reaffirmed and republished hereby.

Section 5.  Defined Terms.  Capitalized terms not defined herein shall have the meanings assigned them in the Merger Agreement.

Section 6.  Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Amendment for all purposes.  Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

3

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SOUTHSIDE BANCSHARES, INC. By: /s/ B.G. Hartley B.G. Hartley Chief Executive Officer
SOUTHSIDE MERGER SUB, INC. By: /s/ Sam Dawson Sam Dawson President
FORT WORTH BANCSHARES, INC. By: /s/ Bruce M. Davis Bruce M. Davis President and Chief Executive Officer

SCHEDULE 1

Executed Settlement Agreement